Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-49660, 33-62331, 333-12089, 333-26587, 333-160310, and 333-188910 on Form S-8 of our reports dated February 27, 2015, relating to the financial statements and financial statement schedule of P. H. Glatfelter Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of P. H. Glatfelter Company and subsidiaries for the year ended December 31, 2014.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

February 27, 2015